Exhibit 10.2

STOCK OPTION AGREEMENT

PACIFIC VENTURES GROUP, INC.

This STOCK OPTION AGREEMENT (this "Agreement") is entered into as of the ___ day of ______________, 201__ (the "Date of Grant")

BETWEEN:                     Pacific Ventures Group, Inc., a company incorporated pursuant to the laws of the State of Delaware (the "Company"),

AND: [_______________], of ________________________________ (the "Optionee").

WHEREAS:

A. The Board of Directors of the Company (the "Board") has approved and adopted the Pacific Ventures Group, Inc. 2017 Equity Incentive Plan (the "2017 Plan"), pursuant to which the Board is authorized to grant to employees and other selected service providers and persons, including members of the Board, stock options to purchase common shares of the Company (the "Common Stock");

B.       The 2017 Plan provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) do not satisfy the requirements for qualification under Section 422 of the Code ("Nonstatutory Stock Options"); and

C.       The Board has authorized the grant to Optionee of options to purchase a total of [_______________] ([____]) shares of Common Stock (the "Options"), which Options are intended to be (select one):

☒ Incentive Stock Options

☐      Nonstatutory Stock Options

NOW THEREFORE, the Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the 2017 Plan, [__________] ([____]) shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the 2017 Plan.

1. Exercise Price. The exercise price of the options shall be US$[_____] per share.

2.     Limitation on the Number of Shares. If the Options granted hereby are Incentive Stock Options, the number of shares which may be acquired upon exercise thereof is subject to the limitations set forth in Section 6(a) of the 2017 Plan.

3.     Vesting Schedule. The Options shall vest in accordance with Exhibit A attached hereto, provided however that, in the event that an Optionee is party to a written employment agreement with the Company pursuant to which service-based vesting requirements applicable to Options are excused, in whole or in part, upon the occurrence of a Change in Control (a "Change in Control Vesting Accelerator"), then Exhibit A shall be deemed to incorporate by reference such provisions.

Exhibit 10.2 -- Page 1

4.    Options not Transferable. Subject to Section 13 of the 2017 Plan, the Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent or distribution or, in the case of a Nonstatutory Stock Option, pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided, however, that if the Options represent a Nonstatutory Stock Option, such Option is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships established exclusively for the benefit of the Optionee and Optionee's immediate family members. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the 2017 Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the 2017 Plan, such Option shall thereupon terminate and become null and void.

5.    Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.

6.    Termination of Employment and Options. Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

(a)	Expiration. [__________] ([____]) years from the Date of Grant.

(b)
Termination for Cause. The date of the first discovery by the Company of any reason for the termination of an Optionee's employment or contractual relationship with the Company or any related company for cause (as determined in the sole discretion of the Administrator (as defined in the 2017 Plan)), and, if an Optionee's employment is suspended pending any investigation by the Company as to whether the Optionee's employment should be terminated for cause, the Optionee's rights under this Agreement and the 2017 Plan shall likewise be suspended during the period of any such investigation.

(c)
Termination Due to Death or Disability. Subject to Section 6(d)(iii) of the 2017 Plan, the expiration of six (6) months from the date of the death of the Optionee or cessation of an Optionee's employment or contractual relationship by reason of Disability (within the meaning of Section 22© of the Code) (but in no event later than the expiration of the term of such Option as set forth in this Agreement). Subject to Section 6(d)(iv) of the 2017 Plan, if an Optionee's employment or contractual relationship is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution.

Exhibit 10.2 -- Page 2

(d)
Termination On or After a Change in Control. If the Optionee's employment or contractual relationship terminates for reasons other than those described in the preceding Sections 6(b) or 6(c) on or after the occurrence of a Change of Control due to an involuntary termination within the meaning of Treasury Regulation Section 1.409A-1(n) (including, without limitation, termination by the Optionee for "good reason" within the meaning of Section 1.409a-1(n)(2)), then the Option shall terminate, to the extent not previously exercised, in accordance with Section 6(a).

(e)
Termination for Any Other Reason. Subject to Section 6(d) of the 2017 Plan, the expiration of three (3) months from the date of an Optionee's termination of employment or contractual relationship with the Company or any affiliated company or subsidiary of the Company (a "Related Corporation") for any reason whatsoever other than termination of service for cause, death, Disability, or on or after a Change in Control.

Each unvested Option granted pursuant hereto shall terminate immediately upon termination of the Optionee's employment or contractual relationship with the Company for any reason whatsoever, including Disability unless vesting is accelerated in accordance with the 2017 Plan.

7.            Stock. In the case of any stock split, stock dividend or like change in the nature of shares of Stock covered by this Agreement, the number of shares and exercise price shall be proportionately adjusted as set forth in Section 14(a) of the 2017 Plan.

8.            Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

Each exercise of the Option shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit B) to the Chief Financial Officer of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Stock to be purchased. In addition to payment in cash by certified check or cashier's check, an Optionee or transferee of an Option may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(a)
by delivering to the Company shares of Common Stock previously held by such person, duly endorsed for transfer to the Company, or by the Company withholding shares of Common Stock otherwise deliverable pursuant to exercise of the Option, which shares of Common Stock received or withheld shall have a fair market value at the date of exercise (as determined by the Administrator) equal to the aggregate purchase price to be paid by the Optionee upon such exercise; or

Exhibit 10.2 -- Page 3

(b)	by complying with any other payment mechanism approved by the Administrator at the time of exercise.

It is a condition precedent to the issuance of shares of Common Stock that the Optionee execute and/or deliver to the Company all documents and withholding taxes required in accordance with Section 15 of the 2017 Plan.

9.            Holding period for Incentive Stock Options. In order to obtain the tax treatment provided for Incentive Stock Options by Section 422 of the Code, the shares of Common Stock received upon exercising any Incentive Stock Options received pursuant to this Agreement must be sold, if at all, after a date which is later of two (2) years from the date of this Agreement is entered into or one (1) year from the date upon which the Options are exercised. The Optionee agrees to report sales of shares prior to the above determined date to the Company within one (1) business day after such sale is concluded. The Optionee also agrees to pay to the Company, within five (5) business days after such sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code. Nothing in this Section 9 is intended as a representation that Common Stock may be sold without registration under state and federal securities laws or an exemption therefrom or that such registration or exemption will be available at any specified time.

10.         Resale restrictions may apply. Any resale of the shares of Common Stock received upon exercising any Options will be subject to resale restrictions contained in the securities legislation applicable to the Optionee. The Optionee acknowledges and agrees that the Optionee is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

11.          Subject to 2017 Plan. The terms of the Options are subject to the provisions of the 2017 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2017 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2017 Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

12.          Professional Advice. The acceptance of the Options and the sale of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options. Without limiting other matters to be considered with the assistance of the Optionee's professional advisors, the Optionee should consider: (a) whether upon the exercise of Options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code and the implications of alternative minimum tax pursuant to the Code; (b) the merits and risks of an investment in the underlying shares of Common Stock; and (c) any resale restrictions that might apply under applicable securities laws.

13.          No Employment Commitment. The grant of the Options shall in no way constitute any form of agreement or understanding binding on the Company or any Related Company, express or implied, that the Company or any Related Company will employ or contract with the Optionee, for any length of time, nor shall it interfere in any way with the Company's or, where applicable, a Related Company's right to terminate Optionee's employment at any time, which right is hereby reserved.

Exhibit 10.2 -- Page 4

14.          Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the 2017 Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

15.          Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Pacific Ventures Group, Inc.
117 West 9th Street, Suite 316
Los Angeles, California 90015

With a copy to:	Foley Shechter LLP
211 East 43rd Street, Suite 609
New York, NY 10017
Attention: Jonathan Shechter, Esq.

The Optionee:	[name]
[address] [address]

[Signature page follows]

Exhibit 10.2 -- Page 5

PACIFIC VENTURES GROUP, INC.

Per:
Authorized Signatory

(Name of Optionee - Please type or print)

(Signature and, if applicable, Office)

Exhibit 10.2 -- Page 6

EXHIBIT A

TERMS OF THE OPTION

Name of the Optionee:	[__________]

Date of Grant:	[__________]

Designation:	[Nonstatutory] Stock Options

1. Number of Options Granted:	[__________]

2. Exercise Price:	$[___] per share

3. Vesting Dates:	[__________]

4. Expiration Date:	[__________]

Exhibit 10.2 -- Page 7

EXHIBIT B

To:	Pacific Ventures Group, Inc. 117 West 9th Street, Suite 316 Los Angeles, California 90015 Attention: Chief Executive Officer

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice under the Pacific Ventures Group, Inc.'s (the "Company") 2017 Equity Incentive Plan (the "2017 Plan") pursuant to Section 8 of that certain Stock Option Agreement (the "Agreement") dated as of the [___] day of [______], 201__, between the Company and the undersigned.

The undersigned hereby elects to exercise Optionee's option to purchase __________________ shares of the common stock of the Company at a price of US$[__] per share, for aggregate consideration of US$__________, on the terms and conditions set forth in the Agreement and the 2017 Plan. Such aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Optionee Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the _______ day of ________________________, 201__.

(Name of Optionee - Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, State, and Zip Code of Optionee)

Exhibit 10.2 -- Page 8